Shareholder meeting (unaudited)

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of four (4) Trustees to serve for a three-year term ending at the Annual Meeting of Shareholders in 2013. The votes cast with respect to each Trustee are set forth below.

THE PROPOSAL PASSED ON JANUARY 22, 2010.

                                             TOTAL VOTES FOR                TOTAL VOTES VITHHELD

                                             THE NOMINEE                         FROM THE NOMINEE

James R. Boyle                      18,610,670                                 699,098

Deborah C. Jackson              18,624,416                                 685,352

Patti McGill Peterson             18,634,700                                 675,068

Steven R. Pruchansky            18,637,849                                 671,919

The following seven Trustees of the Fund were not up for election and remain in office:

James F. Carlin, William H. Cunningham, Charles L. Ladner, Stanley Martin, John A. Moore,

Gregory A. Russo, and John G. Vrysen.